Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” and to the use of our report, dated December 20, 2021, in this Registration Statement on Form N-2 and related Prospectus of Oaktree Strategic Credit Fund for the registration of $5,000,000,000 shares of its common stock.

/s/ Ernst & Young LLP

Los Angeles, CA

December 20, 2021